                                   EXHIBIT 1

                                 INFOPAK, INC.


                              FINANCIAL STATEMENTS
                                      WITH
                        INDEPENDENT ACCOUNTANTS' REPORT


                               DECEMBER 31, 1994





             BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                                       CONTENTS


                                                                           Page
                                                                          ------
     Independent auditors' report                                            1

     Financial statements
          Balance sheet                                                      2
          Statement of income and deficit                                    3
          Statement of cash flows                                            4
          Notes to financial statements                                    5-8

     Independent accountants' report on additional information               9

     Supporting schedule of selling and marketing,
          and general and administrative expenses                           10





             BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                    To the Board of Directors
                    Infopak, Inc.
                    Phoenix, Arizona


                          INDEPENDENT AUDITORS' REPORT


                    We have audited the accompanying balance sheet of Infopak, Inc., as of December 31, 1994, and the related statements of income and deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
                    An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infopak, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                    Tarzana, California
                    May 4, 1995

                                                                               2
                                     INFOPAK, INC.
                                     BALANCE SHEET
                                   DECEMBER 31, 1994




                                     ASSETS


     Current assets
          Cash                                         $    74,093
          Accounts receivable, net of
            allowance for doubtful
            accounts of $15,000                            129,612
          Notes and other receivables                       56,950
          Inventory                                        259,982
                                                       -----------

                    Total current assets                                  520,637

     Property, equipment and development costs
       net of accumulated depreciation                                    118,838

     Other assets
          Start-up costs, net of amortization              136,790
          Deposits                                           1,140
                                                       -----------

                    Total other assets                                    137,930
                                                                      -----------

                                                                      $   777,405
                                                                      ===========



                     LIABILITIES AND STOCKHOLDERS' DEFICIT


     Current liabilities
          Accounts payable                             $    42,409
          Accrued payroll                                   26,476
          Accrued payroll taxes                             24,025
          Accrued interest                                  47,425
          Commissions payable                               31,924
          Royalties payable                                179,028
          Current portion of long-term debt                175,000
                                                       -----------

                    Total current liabilities                             526,287

     Long-term liabilities                                                527,894

     Stockholders' deficit
          Common stock, $.01 par value,
            40,000,000 shares authorized,
            5,071,131 shares issued and
            outstanding                                     50,711
          Deficit                                       (  327,487)
                                                       -----------

                    Total stockholders' deficit                        (  276,776)
                                                                      -----------

                                                                      $   777,405
                                                                      ===========


    See accompanying accountants' audit report and notes to financial statements

                                                                               3
                                 INFOPAK, INC.
                        STATEMENT OF INCOME AND DEFICIT
                          YEAR ENDED DECEMBER 31, 1994





     Revenue from sales                                $  2,199,089      100.0 %

     Cost of goods sold                                   1,457,054       66.3
                                                       ------------     ------

     Gross profit                                           742,035       33.7
                                                       ------------     ------


     Selling and marketing expenses                         631,908       28.7
     General and administrative                             268,308       12.2
                                                       ------------     ------

                                                            900,216       41.0
                                                       ------------     ------


     Loss before taxes and other expenses               (   158,181)    (  7.2)

     Interest expense                                        33,436        1.5
                                                       ------------     ------

     Loss before income taxes                           (   191,617)    (  8.7)

     Provision for income taxes                              - 0 -          -
                                                       ------------     ------

     Net loss                                           (   191,617)    (  8.7)%
                                                                        ======

     Deficit, beginning of year                         (   135,870)
                                                       ------------

     Deficit, end of year                              $(   327,487)
                                                       ============





    See accompanying accountants' audit report and notes to financial statements

                                                                               4
                                 INFOPAK, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994





     Cash flows from operating activities:
          Net loss                                                    $(  191,617)
          Adjustments to reconcile net loss to
               net cash used in operating activities:
          Depreciation and amortization                                    72,940
          Changes in assets and liabilities:
               Notes and other receivables                                355,243
               Supplies and samples                                         1,119
               Inventory                                               (  259,982)
               Accounts payable                                            26,220
               Accrued expenses                                            26,483
                                                                      -----------

          Net cash provided by operating activities                        30,406
                                                                      -----------

     Cash flows from investing activities:
          Cash purchases of property and equipment                     (   11,235)
                                                                      -----------

          Net cash used in investing activities                        (   11,235)
                                                                      -----------

     Cash flows from financing activities:
          Proceeds from notes payable                                      28,655
          Repurchase of common stock                                   (    5,155)
                                                                      -----------

          Net cash provided by financing activities                        23,500
                                                                      -----------

     Net increase in cash                                                  42,671

     Cash, beginning of year                                               31,422
                                                                      -----------

     Cash, end of year                                                $    74,093
                                                                      ===========

     Supplemental disclosure of cash flows information:

          Cash paid during the period for:

            Interest                                  $    21,802
                                                      ===========

            Income taxes                              $    - 0 -
                                                      ===========





    See accompanying accountants' audit report and notes to financial statements

                                                                               5
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


          Line of business

          The Company designs and manufactures products in the hand held personal computer industry.


          Property and equipment and depreciation

          Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

               Machinery and equipment                 3 - 5 years
               Furniture and fixtures                  3 - 5 years
               Development costs                           5 years

          Expenditures for replacements and betterments are capitalized, while repairs and maintenance are charged to expense as incurred.


          Start-up costs amortization

          Start-up costs are amortized on the straight line method over seven years that commenced in 1993.


          Income taxes

          The Company elected in 1993, by unanimous consent of the shareholders, to be taxed as an S-Corporation under the provisions of the Internal Revenue Code. Under such provision, the Company does not pay federal or state corporate income taxes on its taxable income. Therefore, no provisions for federal or state income taxes have been made. Each individual shareholder is to report his respective share of the Company's taxable income, to the extent allowable, on his federal and state income tax returns.

                                                                               6
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     2.   NOTES AND OTHER RECEIVABLES

          During the year ended December 31, 1994, the Company did not advance any additional funds to employee/shareholders. The amounts are recorded as notes receivable from the employee/shareholders with interest calculated annually at 6% and not to exceed specified amounts. Repayment is to begin when certain conditions are met.


     3.   INVENTORY

          Inventory consists of finished goods.


     4.   PROPERTY, EQUIPMENT AND DEVELOPMENT COSTS

          Property, equipment and development costs consist of the following:

                                                     Accumulated     Net Book
                                           Cost      Depreciation      Value
                                        ----------   ------------   -----------
               Machinery                $   21,926   $     10,593   $    11,333
               Furniture and fixtures        1,994          1,701           293
               Software development          8,469          4,188         4,281
               Hardware development        198,009         95,078       102,931
                                        ----------   ------------   -----------

                                        $  230,398   $    111,560   $   118,838
                                        ==========   ============   ===========


     5.   START-UP COSTS

          Start-up costs consist of expenses incurred
          for developing the Company's initial product
          patents, copyrights and manufacturing processes.            $   174,096

          Accumulated amortization                                         37,306
                                                                      -----------

                                                                      $   136,790
                                                                      ===========

                                                                               7
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     6.   LONG-TERM DEBT

          Long-term debt consists of the following:

          Notes payable, unsecured, with monthly
          payments including interest at 8%,
          commencing when the Company becomes
          profitable on a tax basis.                                  $   281,434

          Loan payable, unsecured, due on demand,
          non-interest bearing.                                           175,000

          Loans payable, employees, unsecured, with
          monthly payments including interest at 6%,
          commencing when the Company becomes
          profitable on a tax basis.  No payments
          were made during 1994.                                          246,460
                                                                      -----------

                                                                          702,894

          Current maturities                                              175,000
                                                                      -----------

                                                                      $   527,894
                                                                      ===========

          Future maturities of long-term debt are as follows:

                 Year Ending December 31,
                 ------------------------

                          1995                         $   175,000
                      Thereafter                           527,894
                                                       -----------

                                                       $   702,894
                                                       ===========


     7.   COMMON STOCK

          The Company repurchased 515,464 shares of common stock during 1994 for a total of $6,008.97. The stock was retired and is available for issuance at a latter date.


     8.   INCOME TAXES

          The Company has a tax liability to the state of Arizona for the minimum state income tax of $50. There is no federal income tax due to the Company being a subchapter "S" corporation (Note 1). The amount of the liability is immaterial and not accrued in the financial statements.

                                                                               8
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     9.   COMMITMENTS AND CONTINGENCIES


          Lease

          The Company has a month to month, noncapitalized operating lease for its premises.


          Royalty agreement

          The Company has a royalty agreement with certain officers of the Company. This agreement is to pay a royalty for sales of manufactured product. The royalty accrues and will be paid when the Company becomes profitable on a tax basis. There were no royalties paid during 1994.


          Bonus plans

          The Company entered into a bonus plan in 1993 to pay management and employees a percentage of the net profit on a cash (tax) basis. As of May 4, 1995 there have been no bonuses paid.


          Income taxes

          The Company has a net operating loss carryover which is available if the Company reverts to a "C" corporation. The net operating loss expires in 2008.


          Long term debt

          In 1994 the notes payable were renegotiated to begin payments after the Company becomes profitable on a tax basis. (See note 6)


     10.  SUBSEQUENT EVENTS


          Long term debt

          Subsequent to the balance sheet date, a potential investor requested the return of his initial deposit for the purchase of stock. Due to this the stock purchase deposit has been reclassified as a loan payable. (Note 6)

                  Board of Directors and Stockholders
                  Infopak, Inc.
                  Phoenix, Arizona




                  INDEPENDENT ACCOUNTANTS' REPORT ON ADDITIONAL INFORMATION



                  Our report on our audit of the basic financial statements of Infopak, Inc. for 1994 appears on page one. That audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supporting schedule of selling and marketing and general and administrative expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




                  Tarzana, California
                  May 4, 1995

                                                                              10
                                 INFOPAK, INC.
               SUPPORTING SCHEDULE OF SELLING AND MARKETING, AND
                      GENERAL AND ADMINISTRATIVE EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1994





     Selling and marketing
     ---------------------

     Commissions                                       $    63,445     2.9
     Health insurance                                       42,420     1.9
     Insurance                                              10,527     0.5
     Marketing                                              13,344     0.6
     Moving expenses                                         4,307     0.2
     Payroll taxes                                          34,907     1.6
     Salaries                                              451,715    20.5
     Sales expense                                           9,223     0.4
     Travel and entertainment                                2,020     0.1
                                                       -----------    ----

          Total                                        $   631,908    28.7 %
                                                       ===========    ====



     General and administrative
     --------------------------

     Accounting                                        $     2,000     0.1 %
     Amortization and depreciation                          72,940     3.3
     Legal and professional                                 10,512     0.5
     Miscellaneous                                          19,185     0.9
     Office expense                                        107,306     4.9
     Repairs and maintenance                                   966      -
     Rent                                                   14,725     0.7
     Taxes and licenses                                         96      -
     Telephone                                              13,165     0.6
     Travel                                                 27,413     1.2
                                                       -----------   -----

          Total                                        $   268,308    12.2 %
                                                       ===========   =====





                            See accountants' report